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                                                                   EXHIBIT 3-(i)

      PARTNERSHIP UNIT DESIGNATION OF SERIES A CONVERTIBLE PREFERRED UNITS

         The following is a statement of the designations, qualifications, special or relative rights and privileges of the Series A Convertible Preferred Units of Keystone Operating Partnership, L.P. (the "Partnership"). Capitalized terms used but not otherwise defined in this Partnership Unit Designation shall have the same meanings ascribed to them in the Partnership's Amended and Restated Agreement of Limited partnership, dated as of December 12, 1997, and any amendments thereto (collectively, the "PARTNERSHIP AGREEMENT").

       1. DESIGNATION AND NUMBER. The designation for the class of Preferred Units authorized by this Partnership Unit Designation shall be Series A Convertible Preferred Units (the "SERIES A PREFERRED UNITS"). The number of Series A Preferred Series Units shall be 800,000, which number may be decreased (but not below the number thereof then outstanding) from time to time by the General Partner.

       2. RANK. For the purposes of this Partnership Unit Designation, any class or classes of Partnership Units in the Partnership shall be deemed to rank:

              1. prior to the Series A Preferred Units, either as to distributions or upon liquidation, dissolution or winding up, or both, if the holders of Partnership Units of such class or classes shall be entitled by the terms thereof to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series A Preferred Units;

              2. on a parity with the Series A Preferred Units, either as to distributions or upon liquidation, dissolution or winding up, or both, whether or not the distribution payment dates, or redemption or liquidation prices per Partnership Unit thereof, be different from those of the Series A Preferred Units, if the holders of Partnership Units of such class or classes shall be entitled by the terms thereof to the receipt of distributions or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective distribution rates or liquidation prices, without preference or priority of one over the other as between the holders of such Partnership Units and the holders of Series A Partnership Preferred Units (the term "PARITY PREFERRED UNIT" being used to refer to any Partnership Unit on a parity with the Series A Preferred Units, either as to distributions or upon liquidation, dissolution or winding up, or both, as the context may require); and

              3. junior to Series A Preferred Units, either as to distributions or upon liquidation, dissolution or winding up, or both, if such class shall be OP Units or any other common Partnership Unit (the "JUNIOR UNITS") or if the holders of the Series A Preferred Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Partnership Units of such class or classes.

       3. DISTRIBUTIONS. The holders of Series A Preferred Units shall be entitled to receive distributions payable in cash in an amount per Series A Preferred Unit equal to the per share dividend payable on the shares of Series A Convertible Preferred Stock, par value $.001 per share (the "SERIES A PREFERRED SHARES") of the General Partner. Each such distribution shall be payable to the holders of record of the Series A Preferred Units, as they appear on the records of the Partnership at the close of business on the record date for the dividend payable with respect to the Series A Preferred Shares, on any date on which cash dividends are paid

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on the Series A Preferred Shares (each, a "DISTRIBUTION PAYMENT DATE"). Holders of Series A Preferred Units shall not be entitled to any distributions on the Series A Preferred Units, whether payable in cash, property or stock, except as provided herein.

         No distributions may be declared or paid or set apart for payment on any Parity Preferred Units with regard to the payment of distributions unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Units like distributions for all distribution payment periods of the Series A Preferred Units ending on or before the distribution payment date of such Parity Preferred Units, ratably in the proportion to the respective amounts of distributions accumulated and unpaid or payable on the Series A Preferred Units and such Parity Preferred Units. Except as set forth in the preceding sentence, unless full cumulative distributions on the Series A Preferred Units have been paid, no distributions may be paid or declared and set aside for payment or other distribution made upon any Junior Units or Parity Preferred Units as to distributions, nor any Junior Units or any Parity Preferred Units as to distributions may be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any Units or other Partnership Interests); PROVIDED, HOWEVER, that any moneys therefor deposited in any sinking fund with respect to any Preferred Unit of the Partnership in compliance with the provision of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Unit in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative distributions upon Series A Preferred Units outstanding to the last Distribution Payment Date shall have been paid or declared and set apart for payment) by the Partnership; PROVIDED that any such Junior Units or Parity Preferred Units may be converted into or exchanged for Partnership Units of the Partnership ranking junior to the Series A Preferred Units as to distributions.

       4. ALLOCATIONS. Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among the holders of Series A Preferred Units in accordance with Article VI of the Partnership Agreement.

       5. LIQUIDATION PREFERENCE. The Series A Preferred Units shall rank, as to any Liquidation (as herein defined), of the Partnership, prior to the OP Units and any other class of Partnership Units of the Partnership ranking junior to Series A Preferred Units as to rights upon Liquidation, so that in the event of any Liquidation, whether voluntary or involuntary, the holders of the Series A Preferred Units shall be entitled to receive out of the assets of the Partnership available for distribution to holders of Partnership Units, whether from capital, surplus or earnings, before any distribution is made to holders of OP Units or any other Junior Units, an amount equal to the greater of (a)(i) $25.00 per Series A Preferred Unit plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid there on to the date of final distribution to such holders (the "LIQUIDATION PREFERENCE") plus (ii) the Liquidation Premium (as herein defined) or (b) an amount per Series A Preferred Unit equal to the amount which would have been payable had each Series A Preferred Unit be converted into OP Units immediately prior to such Liquidation. The holders of the Series A Preferred Units will not be entitled to receive the Liquidation Preference until the liquidation preference of any other class of Partnership Units ranking senior to the Series A Preferred Units as to rights upon Liquidation shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the Liquidation Preference, the holders of Series A Preferred Units will not be entitled to any further participation in any distribution of assets by the Partnership. If, upon any Liquidation, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series A Preferred Units and any other units of any class or series of Parity Preferred Units shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders of Series A Preferred Units and Parity Preferred Units ratably in accordance with the respective amounts which would be payable on such Partnership Units if all amounts payable thereon were paid in full. For the purposes

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hereof, a "LIQUIDATION" shall mean (a) a dissolution or winding up of the
General Partner or the Partnership, whether voluntary or involuntary; (b) a consolidation or merger of the General Partner or the Partnership with and into one or more entities which are not affiliates of the General Partner or the Partnership which results in a Change in Control (as herein defined) or (c) a sale or transfer of all or substantially all of the General Partner's or the Partnership's assets other than to an affiliate of either the General Partner or the Partnership. For the purposes hereof, the "LIQUIDATION PREMIUM" shall mean
(a) on or prior to December 15, 2003, in connection with (i) a Liquidation which constitutes a merger or consolidation of the General Partner or the Partnership with one or more entities that are not affiliates of the General Partner or the Partnership and, as a result of such merger or consolidation, a Qualified Entity is the surviving entity, an amount equal to five percent of the Liquidation Preference or (ii) any other Liquidation, an amount equal to ten percent of the Liquidation Preference, or (b) after December 15, 2003, in connection with any Liquidation, an amount equal to the redemption premium which would be payable on the Series A Preferred Shares if such shares were called for redemption by the General Partner. For the purposes hereof, a "CHANGE IN CONTROL" shall mean any merger or consolidation of the General Partner or the Partnership in which one or more entities which are not affiliates of the General Partner or the Partnership, as the case may be, acquire more than 50% of the General Partner's or the Partnership's outstanding voting equity securities or as a result of which security holders of the General Partner or the Partnership immediately before such merger or consolidation hold, immediately after such merger or consolidation, less than 50% of the surviving entity's outstanding securities.

       6. CONVERSION. Series A Preferred Units shall be convertible by the holders thereof as follows:

                  (a) Upon any conversion of Series A Preferred Shares into Common Shares, the General Partner shall cause a number of Series A Preferred Units equal to the number of such converted Series A Preferred Shares to be converted by the holders thereof into OP Units. The conversion ratio in effect from time to time for the conversion of Series A Preferred Units into OP Units pursuant to this Section 6 shall at all times be equal to, and shall be automatically adjusted as necessary to reflect, the conversion ratio in effect from time to time for the conversion of Series A Preferred Shares into Common Shares; and

                  (b) No fractional OP Units shall be issued upon conversion of Series A Preferred Units. Instead of any fractional OP Units that would otherwise be deliverable upon the conversion of Series A Preferred Units, the Partnership shall pay to the holder of such converted units an amount in cash equal to the cash payable to a holder of an equivalent number of converted Series A Preferred Shares in lieu of fractional shares of Common Shares.

       7. REDEMPTION. In the event the General Partner exercises its redemption right with respect to the Series A Preferred Shares and pays the redemption price in cash, the Partnership shall concurrently redeem a corresponding amount of Series A Preferred Units at the same redemption price paid by the General Partner for the Series A Preferred Shares.

       8. VOTING RIGHTS. The holders of Series A Preferred Units shall have no voting rights whatsoever, except for the (i) any voting rights to which they may be entitled under the laws of the State of Delaware, and (ii) as follows:

                  (a) So long as any Series A Preferred Units remain outstanding, the consent of the holders of at least two-thirds of the Series A Preferred Units outstanding at the time and all other classes or series of Preferred Units of the Partnership upon which like voting rights have been conferred and are exercisable (voting together as a class), given in person or by proxy, either in

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         writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

                  (b) the issuance or increase of any class or series of Partnership Units ranking prior (as that term is defined in paragraph 2(a) hereof) to the Series A Preferred Units; or

                  (c) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Partnership Agreement (including this Partnership Unit Designation or any provision hereof), that would materially and adversely affect any power, preference, or special right of the Series A Preferred Units or of the holders thereof;

         PROVIDED, HOWEVER, that any increase in the number of Series A Preferred Units or any increase or decrease in the number of any class or series of Preferred Units of the Partnership or the creation and issuance of other classes or series of OP Units or Preferred Units of the Partnership, in each case ranking on a parity with or junior to the Series A Preferred Units with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.

       9. RESTRICTIONS ON OWNERSHIP. The Series A Preferred Units shall be owned and held solely by the General Partner.




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         IN WITNESS WHEREOF, this Partnership Unit Designation has been duly executed by the General Partner on behalf of the Partnership as of the day and year set forth below.

   DATED:  December 24, 1998                   GENERAL PARTNER


                                               KEYSTONE PROPERTY TRUST




                                               By: /s/ Timothy A. Peterson
                                               Name: Timothy A. Peterson
                                               Title: Chief Financial Officer